AS FILED WITH THE U. S. SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 2019

REGISTRATION NO. 333-217792

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 6 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UBI BLOCKCHAIN INTERNET, LTD.

(Exact name of registrant as specified in its charter)

Delaware	7380	27-3349143
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Number)	Identification No.)

SmartSpace 3F, Level 9, Unit 908, 100 Cyberport Rd.,

Hong Kong, People’s Republic of China

(Address of Principal Executive Offices) (Zip Code)

(852) 36186110

(Registrant’s telephone number, including area code)

UBI Blockchain Internet, Ltd.

245 Park Ave., 39th Floor

New York, NY 10167

Telephone: (212) 372-8836

(Name, Address, Including Zip Code and Telephone Number,

Including Area Code, of Agent for Service)

WITH COPIES OF ALL CORRESPONDENCE TO:

MARTIN H. KAPLAN, Esq.

GUSRAE KAPLAN NUSBAUM PLLC

120 WALL STREET, 25TH fLOOR
nEW YORK, NY 10005

PHONE: (212) 269-1400

FAX: (212) 809-4147

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Not applicable. This Post-Effective Amendment deregisters those securities that remain unsold as of the date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filed, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller Reporting Company [X]
Emerging Growth Company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 6 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-1 (File No. 333-217792) of UBI Blockchain Internet, Ltd. a Delaware corporation (the “Company”), which was filed with the U.S. Securities and Exchange Commission on May 9, 2017 (the “Registration Statement”), and declared effective by the SEC on December 22, 2017, relating to the registration for the resale of up to 20,582,000 shares of Class A common stock of the Company, par value $0.001 per share (“Class A Common Stock”), and 51,700,000 shares of Class C common stock of the Company, par value $0.001 per share (“Class C Common Stock” and with the Class A Common Stock, the “Common Stock”) by the selling stockholders identified in the Registration Statement. On January 5, 2018, the Securities and Exchange Commission announced the temporary suspension, pursuant to Section 12(k) of the Securities Exchange Act of 1934, of trading in the securities of the Company commencing 9:30 a.m. EST on January 8, 2018, and terminating at 11:59 p.m. EST, on January 22, 2018. The Registration Statement was subsequently amended by post-effective amendment no. 1, filed on February 2, 2018, post-effective amendment no. 2, filed on April 4, 2018, post-effective amendment 3, filed on April 19, 2018, post-effective amendment 4, filed on March 15, 2018, and post-effective amendment 5, filed on July 2, 2018 (collectively, the “Post-Effective Amendments”). None of the Post-Effective Amendments were declared effective. The Company determined not file further post-effect amendments and to terminate the offering. On May 1, 2019, the Company filed an application to withdraw the Post-Effective Amendments.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration all of the unsold shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1/A and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hong Kong, People’s Republic of China.

Date: April 1, 2019

UBI BLOCKCHAIN INTERNET, LTD.

By:	/s/ Tony Liu
Tony Liu Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Tony Liu	Chairman and Chief Executive Officer	April 1, 2019
Tony Liu	(Principal Executive Officer)

/s/ Chan Cheung	Chief Financial Officer and Corporate Secretary	April 1, 2019
Chan Cheung	(Principal Financial and Accounting Officer)

/s/ Jun Min	Director	April 1, 2019
Jun Min

/s/ Cosimo J. Patti	Independent Director	April 1, 2019
Cosimo J. Patti